Mr. John C. Rocker
September 14, 1998
Page 5


                            Homeland Stores, Inc.
                              P.O. Box 25008
                       Oklahoma City, Oklahoma 73125

                           September 14, 1998



Mr. John C. Rocker
c/o Homeland Stores, Inc.
P.O. Box 25008
Oklahoma City, OK 73125

Dear John:

          This letter confirms the terms of your employment with Homeland Stores, Inc. (the "Company").

          1. Duties. You will serve as the Vice President of Operations of the Company commencing on September 14, 1998. You will devote all of your skill, knowledge and full working time (reasonable vacation time and absence for sickness or disability excepted) solely and exclusively to the conscientious performance of your duties hereunder. You will perform such duties and exercise such powers, commensurate with your position, as the President and Chief Executive Officer of the Company and the Board of Directors shall from time to time delegate to you on such terms and conditions and subject to such restrictions as may reasonably be imposed from time to time.

          2. Base Salary. As compensation for the duties to be performed by you under the terms of this letter agreement, the Company will pay you a base salary in the amount of $125,000 per annum, payable at the same time as the Company pays salary to its other executive employees. The Company will review your base salary from time to time and, at the discretion of the Board of Directors, may increase your base salary based upon your performance and other relevant factors.

          3. Incentive Bonus. While you are providing services pursuant to this letter agreement, you will be given the opportunity to receive an annual bonus upon the attainment of such performance objectives as the Board of Directors shall determine from time to time after consulting with you. The target amount for your annual bonus will be 50% of your base salary based on the satisfaction of such performance objectives. Any bonus payable to you will be paid to you at the same time as bonuses are paid to other executives. Any bonus payable for the 1998 fiscal year will be prorated for the partial year from the commencement of your employment through the end of the 1998 fiscal year.

          4. Signing Bonus. The Company will pay you a cash signing bonus in the aggregate amount of $25,333.00. The signing bonus will be payable $12,666.50 on the date you sign this letter agreement, and $12,666.50 on the date you and your family complete your relocation to the Oklahoma City area.

          5. Relocation Matters. The Company will reimburse you up to a maximum aggregate amount of $40,000 for direct moving expenses related to your relocation to the Oklahoma City area, including the cost of moving all household goods and automobiles to the Oklahoma City area. To the extent any payments made to you pursuant to this paragraph 5 are includable as compensation income to you for income tax purposes and are not otherwise deductible, the amount of such payments shall be increased by the amount of the tax so that you will be "made whole" by such tax gross up to the maximum extent possible.

          6. Stock Options. Upon commencement of your employment hereunder, you will be granted options to purchase 25,000 shares of common stock of Homeland Holding Corporation ("Holding") at an exercise price equal to the fair market value for the common stock on September 14, 1998 ($4-3/4 per share). The options will be granted pursuant to, and subject to the terms and conditions of, a stock option agreement to be entered into between you and Holding.

          7. Employee Benefits. While you are providing services pursuant to this letter agreement, you will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees (including, but not limited to, coverage under the Company's medical, dental, life and disability insurance plans and participation in the Company's qualified plans) as in effect from time to time on the same basis as the Company's other employees, subject to the terms and provisions of such plans and programs.

          8. Executive Perquisites. You will be eligible to receive the perquisites and other personal benefits made available to the Company's senior executives from time to time. You will be entitled to no less than three weeks paid vacation in each calendar year, which shall be taken at such times as are consistent with your responsibilities hereunder. You will be eligible to receive a car or a car allowance in accordance with the Company's car/car allowance policy.

          9. Expenses. The Company will reimburse you for all reasonable expenses incurred by you in connection with your performance of services under this letter agreement in accordance with the Company's policies, practices and procedures.

          10.  Termination of Employment.   The Company may terminate your
employment at any time for any reason. If the Company terminates your employment prior to December 31, 1999 for any reason other than Cause or Disability, the Company will (i) continue to pay you your base salary for one year after the date of your termination of employment, and (ii) within five business days after your employment terminates, pay you in a lump sum payment an amount equal to the product of (A) your target bonus under the Company's incentive bonus plan for the year in which your employment terminates and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365.

          In the event (i) you terminate your employment for any reason, (ii) your employment terminates due to your death or Disability or (iii) your employment is terminated by the Company for Cause, you will only be entitled to receive the compensation and benefits payable to you under the Company's otherwise applicable employee benefit plans or programs.

          As used in this letter agreement, "Cause" means (i) your willful failure to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness), (ii) your engaging in serious misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, (iv) your unauthorized disclosure of confidential information (other than to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) that has resulted or is likely to result in material economic damage to the Company, or (v) any act of moral turpitude which has or may have an adverse effect on the Company, including, without limitation, commission of a felony or a misdemeanor involving moral turpitude. As used in this letter agreement, "Disability" means that, as a result of your incapacity due to physical or mental illness, you have been absent from your duties to the Company on a substantially full-time basis for 180 days in any twelve-month period and within 30 days after the Company notifies you in writing that it intends to replace you, you shall not have returned to the performance of your duties on a full-time basis.

          11. Representation to the Company. By signing below, you represent to the Company that you are not restricted by or subject to any agreement or obligation that would be violated by your acceptance of this letter agreement or the performance of your duties hereunder.

          12. Binding Effect. This letter agreement shall be binding upon and inure to the benefit of your heirs and representatives and the successors and assigns of the Company, but neither this letter agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder. If you should die while any amounts would still be payable to you under this letter agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this letter agreement to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

          13. Indemnification. The Company agrees to indemnify you to the fullest extent permitted under its By laws as in effect from time to time.

          14. General Provisions. No provisions of this letter agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company's Board of Directors and is agreed to in a writing signed by you and such Company officer as may be specifically designated by the Board.

          No agreements or representations, oral or other wise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. The invalidity or unenforceability of any one or more provisions of this letter agreement will not affect the validity or enforce ability of any other provision of this letter agreement, which will remain in full force and effect. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

          All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable Federal, State or local laws or regulations.

          The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Oklahoma, without giving effect to its conflict of laws provisions.

          If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                              Sincerely,

                              HOMELAND STORES, INC.



                              David B. Clark
                              President and Chief Executive
Officer

ACCEPTED AND AGREED as of
this ___ day of September, 1998



John C. Rocker